Exhibit 99.1

NEWS RELEASE

TEXOLA ENERGY CORP. ANNOUNCES ENTRY INTO CHINCHAGA PROJECT, ALBERTA

VANCOUVER, B.C., March 15, 2006 /PRNewswire /-- Texola Energy Corp. (OTCBB: TXLA) is pleased to announce that on March 13, 2006 the Company, and three other industry participants, entered into a farm-in arrangement (FIA) with Suncor Energy Inc. of Calgary, Alberta.

Under the terms of the FIA, Texola and its partners are participating, with a 100% working interest, in the cost to drill an exploratory well on approximately 18,000 acres of leases owned by Suncor. By drilling the first well, the group will earn a 100% working interest in approximately 7,000 acres and will have the option to drill a second well in 2007 to earn its interest in the remaining lands. Suncor will retain a 12.5% gross overriding royalty on the lands. Texola is a minority partner with a 10% interest in the drilling partnership. Eden Energy Corp. is the majority partner with a 50% position in the partnership. The exploration target is a dolomitized Slave Point reef at a depth of approximately 8,900 feet.

The Chinchaga prospect was generated by Suncor’s prospect generation group. The work done on the prospect by Suncor included extensive geologic studies, including log analysis and sample work on virtually all offsetting wells, seismic modeling, reprocessing and interpretation, and a complete 3D seismic survey covering the leases. In addition, Suncor prepared the surface location and contracted the rig to drill the well.

The Chinchaga well was spud on March 6th and drilling is currently ongoing. The well is expected to take approximately 18 days to drill to total depth. After the well has been logged, and if warranted, a limited testing program will be undertaken before suspending the well for spring break up. The Chinchaga prospect is a winter-only location. If adverse surface conditions require that operations be suspended, the partners will have the right to recommence operations upon freeze up in late 2006.

The Chinchaga area is proximate to a number of producing Slave Point fields, including the 450Bcf Cranberry Field, the 430Bcf Hamburg field and the 450Bcf Ladyfern field.

Financing:

To participate in the drilling of the Chinchaga prospect, the Company entered into a convertible debenture in the amount of $730,000 usd. Under the terms of the debenture, the holders may convert the principal sum, plus interest at 6%, into Units of the Company, each Unit consisting of a common share at $1.00 and one share purchase warrant to purchase an additional common share for $1.50 per share. The convertible debenture and the warrants have a two year term.

For further information contact:

Texola Energy Corp.

Investor Relations: North America Toll Free	1-866-329 5488 or email info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the reservoir and source potential of the Chinchaga prospect and the testing of the well on the Chinchaga prospect.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.